EXHIBIT 99.2

Genius Brands Issues Letter to Shareholders

SAN DIEGO, Jan. 24, 2012 (GLOBE NEWSWIRE) -- Genius Brands International, Inc. (OTCQB:GNUS.OB - News), developer and marketer of entertainment products including the award winning Baby Genius(R) line of music and education-based products and characters, today announced the Company has issued a Letter to Shareholders.

The letter highlights developments at Genius Brands during the 2011 fiscal and calendar year including:

1) The Company becoming fully reporting; its common stock being quoted on the OTC Bulletin Board; and changing its name to Genius Brands International, Inc.

2) Genius Brands' revenue momentum over recent quarters and other financial results.

3) Expansion of Genius Brands' national and global distribution networks.

4) The Company's new product and promotional launches slated for 2012.

To read the Letter to Shareholders in full, please visit: http://ir.stockpr.com/babygenius/shareholder-letter.

About Genius Brands

Genius Brands International, Inc. is the developer and marketer of entertainment products including the award winning Baby Genius(R) line of music and education-based products and characters. The Company is developing and marketing a growing line of Genius branded products that entertain and educate the whole family. Baby Genius(R) awards include: Mom's Choice Award, The National Parenting Center Seal of Approval, The Toy Insider Best Toddler Toys, Dr. Toy 100 Best Children's Products, NAPPA Honors Award, iParenting Excellent Product Award, Creative Child Preferred Choice Award, Latino DVD Awards, iParenting Media Award, Film Advisory Board Award of Excellence, Kids First! Quality Children's Media Endorsement, Parents Magazine 2002 "Video of the Year," and Best "Under 3" QSR Program 2004/2005 from Restaurant Magazine. Baby Genius(R) products are available at most major retailers and have international exposure in over 40 countries. For brand information please visit www.babygenius.com. For Company information please visit www.pacificentcorp.com.

The Genius Brands International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11441

Forward-looking statements

This release contains forward-looking statements made by or on behalf of Genius Brands International Inc. All statements that address operating performance that the Company expects will occur in the future, including statements relating to operating results for fiscal 2011 and beyond, revenue growth, future profitability or statements expressing general optimism about future operating results, are forward-looking statements. These forward-looking statements are based on management's current views and we cannot assure that anticipated results will be achieved. These statements are subject to numerous risks and uncertainties, including, among other things, uncertainties relating to the Company's success in judging consumer preferences, financing the Company's operations, entering into strategic partnerships, engaging management, seasonal and period-to-period fluctuations in sales, failure to increase market share or sales, inability to service outstanding debt obligations, dependence on a limited number of customers, increased production costs or delays in production of new products, intense competition within the industry, inability to protect intellectual property in the international market for our products, changes in market condition and other risks and uncertainties indicated from time to time in our filings with the U.S. Securities and Exchange Commission (SEC) available via the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on forward-looking statements and are encouraged to consider the risk factors that could affect actual results. The Company disclaims any intent to update forward-looking statements.

Contact:
Investor Relations Contacts:
Mr. Andrew Haag
Managing Partner
IRTH Communications, LLC
Tel:  +1-866-976-IRTH (4784)
E-Mail: gnus@irthcommunications.com
Website: www.irthcommunications.com